                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT


                                by and between


                           TYCO HEALTHCARE GROUP LP



                                      and



                         HUDSON RESPIRATORY CARE INC.



                        Dated as of September 18, 2000

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----

Section 1.       Purchase and Sale of Purchased Assets............      1

Section 2.       Assumption of Liabilities........................      3

Section 3.       Purchase Price...................................      5

Section 4.       Closing and Payment of Purchase Price............      5

Section 5.       Representations and Warranties of the Seller.....      7

Section 6.       Representations and Warranties of the Purchaser..     12

Section 7.       Covenants of the Seller Pending the Closing......     14

Section 8.       Covenants of the Purchaser Pending the Closing...     15

Section 9.       Conditions Precedent to Closing by the Seller....     16

Section 10.      Conditions Precedent to Closing by the Purchaser.     18

Section 11.      Indemnification..................................     19

Section 12.      Termination of Agreement.........................     21

Section 13.      Additional Covenants and Agreements..............     22

Section 14.      Remedies.........................................     28

Section 15.      Definitions......................................     28

Section 16.      Confidentiality..................................     29

Section 17.      Expenses.........................................     30

Section 18.      Further Assurances...............................     30

Section 19.      No Public Announcement...........................     30

Section 20.      Entire Agreement.................................     31

Section 21.      Amendments and Waivers...........................     31

                                       i
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Section 22.      Notices..........................................     31

Section 23.      Governing Law....................................     32

Section 24.      Successors and Assigns...........................     32

Section 25.      Captions.........................................     32

Section 26.      Counterparts.....................................     32

Section 27.      Severability.....................................     32

Section 28.      Attorneys' Fees..................................     33

Section 29.      Waiver of Trial by Jury..........................     33


SCHEDULES

1(a)(i)    Machinery, Equipment and Other Fixed Assets
1(a)(iii)  Trademarks, Tradenames
1(a)(iv)   Patents
1(a)(v)    Material Sales Contracts
1(a)(vi)   Other Material Agreements
1(b)       Excluded Assets
5(h)       Seller's Required Consents
5(i)       Litigation
5(l)       Absence of Certain Changes
5(n)       Customers and Suppliers
5(o)       Compliance with Law
5(p)       Warranties and Products Liability
5(s)       Employee Benefits
6(f)       Purchaser's Required Consents
13(h)      Transferred Employees


EXHIBITS

A   --     Products of the Business
B   --     Assignment and Assumption Agreement
C   --     Manufacturing and Supply Agreement
D   --     Patent License Agreement
E   --     Transition Services Agreement
F   --     Lease

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, made as of September 18, 2000 (the "Agreement") by and between Tyco Healthcare Group LP, a Delaware limited partnership (the "Seller"), and Hudson Respiratory Care Inc., a California corporation (the "Purchaser"). Capitalized terms used in this Agreement shall have the meanings given to them upon their first use or in Section 15 herein.

                                 W I T N E S S E T H:
                                 -------------------

     WHEREAS, Tyco has been engaged in the business of the design, manufacture, distribution and sale of a product line of endotracheal tubes and related accessories marketed under the Sheridan trademark (the "Business"), which is comprised of those specific products listed on Exhibit A attached hereto (the
                                               ---------
"Products");

     WHEREAS, the Seller desires to sell and the Purchaser desires to buy, on the terms and conditions set forth in this Agreement, certain assets of the Business set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto agree as follows:

     Section 1.  Purchase and Sale of Purchased Assets.
                 -------------------------------------

     (a) Subject to and upon the terms and conditions of this Agreement, the Seller agrees to sell, assign, transfer and convey to the Purchaser free and clear of all Liens and the Purchaser agrees to purchase from the Seller, on the Closing Date (as defined in Section 4), certain assets utilized in the conduct of the Business which are listed below (and otherwise as noted below):

          (i) All machinery and equipment, trade fixtures, tooling, molds, dies, spare parts and instruments which are used exclusively in the Business (and certain other fixed assets that are used both in the Business and in other product lines of the Seller), all of which fixed assets are listed on Schedule 1(a)(i) hereto, and any other such assets acquired by the Seller in the ordinary course of the Business from the date hereof to the Closing Date (the "Tangible Assets"); provided however, that possession of the Retained Equipment (as
          -------- -------
defined in the Manufacturing and Supply Agreement (as defined in Section 9(c)) shall be transferred from the Seller to the Purchaser at the termination of the Manufacturing and Supply Agreement in accordance with the terms thereof;

          (ii) All of the Seller's inventories of raw materials, work-in-process and finished goods (including packaging material) related exclusively to the Business (the "Inventory");

          (iii) All registered and unregistered trademarks, tradenames, service marks and copyrights (including any and all registrations and applications for the foregoing), owned by, or registered in the name of the Seller or any of its Affiliates (including all licenses, consents, approvals and covenants with respect thereto) which are used exclusively in the Business or in the design, manufacture, sale or distribution of Products throughout the world, all of which are listed on Schedule 1(a)(iii) hereto, and any other such assets acquired by the Seller in the ordinary course of the Business or in the design, manufacture, sale or distribution of Products throughout the world from the date hereof to the Closing Date;

          (iv) All letters patent and patent applications of the Seller or any of its Affiliates (including all licenses with respect thereto), and all reissues, divisions, continuations-in-part and extensions thereof which are used exclusively in the Business or in the design, manufacture, sale or distribution of Products throughout the world, all of which are listed on Schedule 1(a)(iv) hereto, and the Seller's right, title and interest in all technology, know-how, technical information, inventions, research records and other documentation, formulae, processes, techniques, technical information, manufacturing and engineering drawings and information and trade secrets (including all licenses, consents, approvals and covenants with respect thereto) which relate exclusively to the Business or in the design, manufacture, sale or distribution of Products throughout the world (together with the assets in clauses (iii), (vii), (ix) and (x), the "Intellectual Property");

          (v) All rights and privileges of the Seller under and pursuant to sales contracts of the Seller entered into in the ordinary course of the Business but only to the extent to which they relate to the Business, all of which involving payments individually in an aggregate amount greater than $50,000 for each such contract, are listed in Schedule 1(a)(v) hereto, and any sales contracts which are entered into in the ordinary course of the Business from the date hereof to the Closing Date, to the extent that such sales contracts are uncompleted and outstanding because products have not been shipped by the Seller prior to the Closing Date, but not including contracts or arrangements relating to rebates unless such contracts or arrangements are listed on Schedule 1(a)(v);

          (vi) All rights and privileges of the Seller under and pursuant to contracts or agreements listed in Schedule 1(a)(vi) hereto (together with the contracts described in clause (v) and the licenses, consents, approvals and covenants described in clauses (iii) and (iv), the "Assigned Contracts");

         (vii) All rights and privileges of the Seller under all guarantees, warranties, indemnities and other similar rights with respect to any Purchased Asset (as defined below) and under all permits, licenses, approvals and qualifications (the "Licenses") held by the Seller exclusively for the purpose of permitting the manufacture, distribution or sale of Products or exclusively in the conduct of the Business, in each case, to the extent assignable;

        (viii) All rights, claims and causes of action of the Seller against any third parties with respect to the Business;

          (ix) All supplier lists, advertising and promotional materials, price and product lists, sales records and files, books, records, catalogues, manuals, financial and accounting records, marketing surveys, production records, quality control records, papers, software, correspondence and computerized reports of the Seller (or portions of any aggregated or compiled materials) relating exclusively to the Business; and

              (x) All customer lists, distribution lists and prospective customer lists of the Seller relating exclusively to the Business and the goodwill of the Seller (or portions of any aggregated or compiled materials) relating exclusively to the Business.

     The items of property referred to in Sections 1(a)(i) through 1(a)(x) above are hereinafter collectively referred to as the "Purchased Assets".

          (b) Notwithstanding anything in Section 1(a) to the contrary, the Purchased Assets shall not include the assets listed on Schedule 1(b) (the "Excluded Assets").

     Section 2.  Assumption of Liabilities.
                 -------------------------

     (a) The Purchaser shall assume the liabilities and obligations of the Seller under all Assigned Contracts and Licenses, but only to the extent such liabilities and obligations relate to the Business and arise after the Closing Date; provided that the Purchaser shall not assume (i) obligations under any contract or agreement that falls within the definition of Material Contract (as defined in Section 5(g)), but was not disclosed on Schedules 1(a)(iv), 1(a)(v) or 1(a)(vi) or (ii) obligations under any purchasing contracts (collectively, the "Assumed Liabilities");

     (b) Except for the obligations expressly assumed under Sections 2(a), (d) or (e), the Purchaser shall not assume and shall in no event be liable for any debt, liability, obligation or commitment relating to or arising out of the Seller's conduct of the Business prior to the Closing Date or any other business of the Seller whether arising prior to or after the Closing Date (collectively, the "Excluded Liabilities"), including (without limitation):

         (i) Any Tax that is the responsibility of the Seller under Section
13(b);

        (ii) Any payments or benefits due to employees and/or independent contractors of the Seller or any payments or damages (including interest, fines and penalties) relating to or arising out of any claims made by or with respect to such employees or independent contractors;

       (iii) All welfare-benefit and fringe-benefit claims that were incurred prior to the Closing by a Transferred Employee (or a Transferred Employee's eligible spouse or dependent) that are presented within twelve (12) months following the Closing. For purposes of the foregoing sentence, a claim will be deemed to have occurred when an individual is provided with medical, dental, vision or other services that are covered expenses and give rise to the claim; provided, however, that a claim for life insurance or similar death benefits will be deemed to have been incurred at the time of death;

        (iv) Any long-term disability benefits in accordance with the terms of an applicable plan to any Transferred Employee whose claim for such long-term disability benefits was incurred prior to the Closing. For purposes of the preceding sentence, a long-term disability benefit shall be treated as having been incurred before the Closing only if the illness or injury giving rise to such claim occurred before the Closing and such claim is covered by a long-term disability benefit insurance coverage prior to the Closing;

           (v) All workers' compensation benefits and employers' liability benefits in accordance with the terms of the applicable workers' compensation program and applicable law, to any Transferred Employee who immediately prior to the Closing was legally entitled to workers' compensation benefits and employers' liability benefits from Seller for any injury or illness that occurred before the Closing;

          (vi) All benefits, if any, accrued with respect to Transferred Employees prior to the Closing under any deferred compensation plan or right accrued and vested with respect to a Transferred Employee prior to the Closing;

         (vii) Any liability or obligation accruing or arising out of any claim, circumstance, fact, event or course of conduct occurring or existing at any time prior to the Closing Date including (without limitation) (A) claims arising from sales made prior to the Closing Date, including claims due to Product recalls or for personal injury, death or damage, (B) claims arising from defects in materials or workmanship, or failure to conform to all other applicable warranties (other than defects in the design of Products), related to Products manufactured prior to the Closing Date, (C) rebates accrued or payable with respect to Products sold to end users (whether by third party resellers or the Seller) prior to the Closing Date, and (D) intellectual property infringement claims relating to sales of Products made before the Closing Date; and

        (viii) Any liability or obligation relating to assets (including real properties) used in the Business and retained by the Seller; and

        (ix) Any liability or obligation with respect to the Sheridan Agreement (as defined below).

     The Seller shall retain, pay, perform, discharge and continue to bear all responsibility for all Excluded Liabilities.

     (c) To the extent that the assignment of any Assigned Contract or any License issued or to be issued by any government or agency or instrumentality thereof relating to the Business or the Purchased Assets, including, without limitation, the Permits (as defined in Section 5(k)) to be assigned to the Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. The Seller shall use commercially reasonable efforts, and the Purchaser shall cooperate where appropriate, to obtain any consent necessary to any such assignment. The Seller shall not, without the Purchaser's approval, agree to amend or modify any Assigned Contract or License in order to obtain consent to assignment. If any such consent is not obtained, then the Seller shall cooperate with the Purchaser, at Purchaser's sole cost and expense, in any reasonable arrangement requested by the Purchaser designed to provide to the Purchaser the benefits under any such contract, license, permit, approval or qualification, including keeping any Assigned Contract or License in effect and enforcing any and all rights of the Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

     (d) The Seller shall retain responsibility for, and shall pay all amounts associated with, all rebate claims associated with the sale of Products by third party resellers to end-user customers within thirty (30) days after the Closing Date. The Purchaser shall be responsible for, and shall pay all amounts associated with, all rebate claims associated with the sale of Products by third party resellers to end-user customers more than thirty (30) days after the Closing Date; provided, however, that the parties acknowledge that the Seller will process such rebates claims during the term of the Transition Services Agreement (as defined below) and deduct such payments from remittances to be made to the Purchaser pursuant to, and in accordance with, Section 3(a) of the Transition Services Agreement.

     (e) The Seller shall retain responsibility for, and shall pay all amounts associated with, all return claims associated with the sale of Products by the Seller prior to the Closing Date that are received by the Seller or the Purchaser within forty-five (45) days after the Closing Date (the "Transition Period"). The Purchaser shall assume all responsibility for, and shall pay all amounts associated with, all Product returns with respect to Products sold (other than returns relating to a Product recall to the extent such recall involves Products manufactured or sold prior to the Closing Date) after the Transition Period.

     Section 3.  Purchase Price.
                 --------------

     Subject to and upon the terms and conditions of this Agreement, the Purchaser shall purchase and the Seller shall sell the Purchased Assets for a sum equal to $18,000,000 (the "Cash Purchase Price"), plus the assumption of the Assumed Liabilities (collectively, the "Purchase Price").

     Section 4.  Closing, Payment of Purchase Price and Adjustment to Purchase
                 -------------------------------------------------------------
Price.
-----

     (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m on October 11, 2000 at the offices of the Seller at 15 Hampshire Street, Mansfield, Massachusetts 02048 or on such later date (a) upon which all conditions precedent to the Closing set forth in Sections 8 and 9 shall have been satisfied or waived or (b) as may be agreed upon by the Purchaser and the Seller (the "Closing Date").

          On the Closing Date, the Seller shall transfer to the Purchaser by all necessary and appropriate bills of sale, deeds, assignments and other instruments, all right, title and interest of the Seller in and to the Purchased Assets and the Purchaser shall deliver to the Seller by wire transfer the Cash Purchase Price less the amount of the Rebate Consideration.

     (b) The Cash Purchase Price set forth in Section 3 above is based upon an Inventory valuation of $4,727,000. The Cash Purchase Price shall be subject to adjustment in accordance with the procedures set forth below:

          (i) Within thirty (30) days subsequent to the Closing Date the Seller shall prepare and deliver to the Purchaser a calculation of the Inventory of the Business as of the Closing Date (the "Closing Inventory Calculation"), which calculation shall be prepared in accordance with generally accepted accounting principles applied consistently with the Seller's past practice. Any fees and expenses incurred by the Seller in preparing the Closing Inventory Calculation shall be paid by the Seller. Any physical count conducted in connection with the Closing Inventory Calculation shall be conducted on a cooperative basis and the Purchaser shall provide such personnel as are reasonably necessary to support the Seller's coordination of the count.

         (ii) After receipt of the Closing Inventory Calculation, the Purchaser and its accountants and attorneys shall have thirty (30) days to review the Closing Inventory Calculation. In addition, the Purchaser and its accountants and attorneys shall be given reasonable access to the premises of the Seller, to its books, records and work papers, and to the appropriate personnel of the Seller for purposes of confirming the Closing Inventory Calculation. Unless the Purchaser notifies the Seller to the contrary in writing within such thirty (30) day period pursuant to paragraph (iii) hereof, the Purchaser shall be deemed to have accepted the Closing Inventory Calculation and such Closing Inventory Calculation shall be conclusive and binding on the Purchaser. Any fees and expenses incurred by the Purchaser in undertaking such review shall be paid by the Purchaser.

        (iii) If the Purchaser takes exception to any aspect of the Closing Inventory Calculation or the preparation thereof, the Purchaser shall notify the Seller of such exception in writing on or prior to the thirtieth (30th) day after the Purchaser's receipt of the Closing Inventory Calculation. Unless resolved by the parties within thirty (30) days thereafter (the "Resolution Period"), such exception or exceptions shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by mutual agreement of the Purchaser and the Seller within five (5) days after the expiration of the Resolution Period or, in the absence of such mutual agreement, by a firm of nationally recognized independent public accountants selected by lot eliminating the Seller's principal outside accountants and the Purchaser's principal outside accountants and one additional firm designated as objectionable by the Seller, on the one hand, and the Purchaser, on the other hand. Each party agrees to execute a reasonable engagement letter, if requested to do so by the Neutral Auditors. All fees and expenses relating to the work performed by the Neutral Auditors shall be shared equally by the Seller and the Purchaser. The Neutral Auditors, within forty-five (45) days after their selection, shall make a determination of all issues in dispute, which determination shall be set forth in a written statement delivered to the Purchaser and the Seller and shall be binding and conclusive as among the parties hereto absent fraud or manifest error.

         (iv) The Purchase Price shall be adjusted upon the happening of (a) the acceptance of the Closing Inventory Calculation by the Purchaser, as evidenced by written notice thereof to the Seller, (b) the deemed acceptance of the Closing Inventory Calculation by the Purchaser pursuant to paragraph (ii) hereof, or (c) the resolution of the parties or the delivery of the statement of the Neutral Auditors pursuant to paragraph (iii) hereof. If the value of the Inventory of the Business, as reflected on the Closing Inventory Calculation (after taking into account any changes resulting from the mutual agreement of the parties or the statement of the

Neutral Auditors, if any), is greater than or less than $4,727,000, the Purchase Price shall be increased or decreased dollar for dollar by the amount of such excess or deficiency, to the extent such excess or deficiency exceeds $50,000. Any decrease in the Purchase Price shall be settled by a prompt payment, in immediately available funds, by the Seller to the Purchaser. Any increase in the Purchase Price shall obligate the Purchaser to promptly pay such amount, in immediately available funds, to the Seller.

     Section 5.  Representations and Warranties of the Seller.
                 --------------------------------------------

     The Seller hereby represents and warrants to the Purchaser as follows:

     (a) Due Formation.  The Seller is a limited partnership duly formed,
         -------------
validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite power and authority to own, lease and operate its properties, to carry on its business as presently conducted by it, to enter into this Agreement, the Additional Agreements (defined below) to which it will be a party and the other instruments and agreements of the Seller provided for herein, and to consummate the transactions contemplated hereby and thereby.

     (b) Authorization.  The execution and delivery by the Seller of this
         -------------
Agreement, the Additional Agreements to which it will be a party, and the other instruments and agreements of the Seller provided for herein, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on its part, and this Agreement, the Additional Agreements and all other such instruments and agreements delivered or to be delivered by the Seller in connection with the transactions contemplated hereby are, or (when executed and delivered in accordance herewith) will be, duly executed and delivered and constitutes or will constitute at Closing, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.

     (c) Non-Contravention.  Neither the execution and delivery by the Seller of
         -----------------
this Agreement and the Additional Agreements, nor the performance by it of its obligations hereunder and thereunder will, or with the giving of notice or the lapse of time, or both, would:

         (i) conflict with, result in a breach of, or constitute a default under or result in or create in any party the right to accelerate, terminate, modify or cancel, any provision of the certificate of limited partnership or agreement of limited partnership of the Seller or any Assigned Contract or, except for matters which would have no Material Adverse Effect, of any other contract, indenture, lease, sublease, loan agreement, restriction, Lien or other obligation or liability to which the Seller is a party or by which it, or any of its properties or assets, is affected or bound;

        (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller; or

       (iii) result in the creation or imposition of any Lien upon any of the Purchased Assets.

     (d)  Asset Listing.   The Seller has delivered to the Purchaser a true and
          -------------
complete listing of the net book value of each Tangible Asset as of June 30, 2000 (the "Asset Listing") which is attached hereto as Schedule 1(a)(i). The Asset Listing (i) has been prepared from the books and records of the Seller and fairly presents such assets, at the specified date in accordance with generally accepted accounting principles, applied consistently with prior periods and (ii) sets forth the location of each Tangible Asset.

     (e) Title to Purchased Assets; Condition of Purchased Assets.  Except as
         --------------------------------------------------------
set forth in Schedule 1(a)(i), 1(a)(iii) or 1(a)(iv), the Seller has, and upon the Closing the Purchaser will acquire, good and marketable title to and possession of all the Purchased Assets, free and clear of all Liens; and no interest in or right to any such Purchased Assets is held, legally or beneficially by any person or entity other than the Seller. Except for the Excluded Assets, the Purchased Assets constitute substantially all of the assets and rights owned or held by the Seller and used in the conduct of the Business. Except for the Excluded Assets, immediately following the Closing the Purchaser will own all assets and rights reasonably required to enable the Purchaser to conduct the Business as conducted on the date hereof and the Closing Date. The Purchased Assets have been properly maintained and are in good operating condition, reasonable wear and tear excepted.

     (f) Intellectual Property.  Schedules 1(a)(iii) and 1(a)(iv) set forth a
         ---------------------
complete and accurate list of all patents, trademarks, copyrights, service marks and trade names and/or applications and registrations therefor, and any licenses, contracts and consents related thereto, used in the conduct of the Business or in the design, manufacture, distribution and/or sale of Products anywhere in the world. Unless otherwise indicated in such Schedules 1(a)(iii) and 1(a)(iv); (i) each item of Intellectual Property is valid, enforceable and, to the extent ownership is recorded or registered, is validly registered and/or recorded in the name of the Seller or one of its Affiliates and all necessary filings or payments required to maintain each item of Intellectual Property, and any and all registrations and/or recordings thereof, have been made and/or paid by the Seller or one of its Affiliates; (ii) the Seller or one of its Affiliates exclusively own the entire right, title and interest in and to each item of Intellectual Property; (iii) to the Seller's Knowledge, none of the Intellectual Property is being infringed by third parties in the United States or in any foreign country; (iv) to the Seller's Knowledge the use by the Seller of the Intellectual Property does not infringe on the intellectual property rights of others in the United States or in any foreign country; and (v) there is no claim of any type whatsoever pending or, to the Seller's Knowledge, threatened with respect to any Intellectual Property. Schedules 1(a)(iii) and 1(a)(iv) also correctly set forth a list of all licenses or rights with respect to Intellectual Property granted by the Seller to others and by others to the Seller relating exclusively to the Business or in the design, manufacture, distribution and sale of Products anywhere in the world, including any and all royalty agreements. Except as set forth in Schedules 1(a)(iii) and 1(a)(iv),
(i) all of such licenses or rights are currently in full force and effect, binding upon the Seller and, to the Seller's Knowledge, the other parties thereto, and enforceable against the Seller and, to the Seller's Knowledge, the other parties thereto in accordance with their terms; (ii) the Seller is complying in all material respects with the terms and provisions thereof; (iii) to the Seller's Knowledge the other parties to all of such licenses or rights are complying in all material respects with the terms and provisions thereof; and (iv) the consummation of the transactions contemplated hereby will not impair any right or privilege enjoyed by the Seller under any license granted to the Seller by others or by the Seller to others, or give rise to any right of termination or cancellation under any of the foregoing.

     (g) Contracts.  Schedules 1(a)(v) and (vi) list all Assigned Contracts,
         ---------
whether written or oral, to which the Seller is a party or by which the Seller or any of the Purchased Assets are bound and, with respect to sales contracts only, which individually involve payments in excess of $50,000, and all Intellectual Property agreements and licenses (collectively, the "Material Contracts"). The Seller has delivered to the Purchaser true and complete copies of all Material Contracts. Except as set forth in such Schedules 1(a)(v) and
(vi), (i) all of the Material Contracts were entered into in the ordinary course of the Business, (ii) all of the Material Contracts are currently in full force and effect, binding upon the Seller and, to the Seller's Knowledge, the other parties thereto, and enforceable against the Seller and, to the Seller's Knowledge, the other parties thereto in accordance with their terms, (iii) the Seller has complied and is complying in all material respects with the terms and provisions of each Material Contract and there has not occurred any event which would with notice or passage of time (or both) constitute a default thereunder on the part of the Seller, (iv) to the Seller's Knowledge, the other parties to all of the Material Contracts are complying in all material respects with the terms and provisions thereof, and (v) subject to the receipt of all necessary consents and approvals set forth in Schedule 5(h), the consummation of the transactions contemplated hereby will not impair any right or privilege enjoyed by the Seller under any Material Contract, or give rise to any right of termination or cancellation thereunder. The Seller shall not, as of the Closing Date, have billed any customers for Products ordered but not shipped prior to the Closing Date. The Seller has not (i) granted any general or special powers of attorney with respect to the Business, (ii) entered into any transactions with Affiliates in connection with the Business that create any obligations included in the Assumed Liabilities, (iii) entered into, and the Purchased Assets are not subject to, any arrangement or license that imposes any restriction on the conduct of the Business, other than the Material Agreements, or (iv) assumed any liability or obligations as a guarantor, surety, co-signer, endorser, co-maker, indemnitor, or obligor in connection with the Business in respect of any obligation of any other Person, except as may be set forth in the Material Agreements.

     (h) Consents of Third Parties.  Except as set forth in Schedule 5(h), and
         -------------------------
except to the extent the failure to obtain any such consent, approval or agreement would not have a Material Adverse Effect, no consent, approval or agreement of any Person, party, court, government or entity is required to be obtained by the Seller in connection with the execution and delivery of this Agreement, the Additional Agreements or the other instruments or agreements provided herein or therein, or the consummation of the transactions contemplated hereby or thereby.

     (i) Litigation.  Except as set forth in Schedule 5(i), there is no
         ----------
litigation, arbitration, claim, governmental or other investigation or proceeding (formal or informal) pending or, to the Seller's Knowledge, threatened with respect to the Business, or the Purchased Assets or the transactions contemplated hereby and, to the Seller's Knowledge, there exists no bases or grounds for any of the foregoing. There is no outstanding order, judgment or decree applicable to the Business or the Purchased Assets.

     (j) No Broker.  No agent, broker, person or firm acting on behalf of the
         ---------
Seller, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with this Agreement or any of the transactions contemplated hereby.

     (k) Governmental Permits, Licenses.  Since March 1, 1999, the Seller has
         ------------------------------
possessed all necessary governmental permits, licenses, franchises and authorizations (collectively, the "Permits") to conduct the Business, including any licenses or permits issued by the Food and Drug Administration (the "FDA"), except where the failure to have any such Permit would not have a Material Adverse Effect. Each Permit is in full force and effect in all material respects and there are no defaults or breaches or events which but for notice or lapse of time or both would constitute a material breach or default on the part of the Seller under the Permits.

     (l) Absence of Certain Changes.  Since January 1, 2000, the Business has
         --------------------------
been operated in the ordinary course consistent with past practice and, except as disclosed on Schedule 5(l), there has not been: (i) any failure to pay when due any material obligation of the Seller in connection with the Business; (ii) any amendment, modification or termination of any Material Contract relating to the Business other than in the ordinary course of business; (iii) any sale or grant to any Person of any license, franchise, option or other right to the Business or its properties or assets, or the termination of any such rights, other than in the ordinary course of business; (iv) the creation of any Lien on any of the Purchased Assets, or any assumption by the Business of, or taking of any properties or assets subject to, any liability other than in the ordinary course of business; (v) except for changes in the ordinary course of business or as reflected in the Material Contracts, any material change in (A) inventory or manufacturing policies, practices or schedules, (B) discount, rebate or return programs, (C) collection practices, (D) sales, promotion and advertising programs, practices or budgets or (E) capital expenditure, maintenance and repair programs, practices or budgets; (vi) any material alteration in the manner of keeping the books, accounts or records of the Business or in the accounting practices of the Seller in connection with the Business; or (vii) the occurrence of any event or circumstance, or the development of any other condition, which has had, individually or in the aggregate, a Material Adverse Effect.

     (m) Inventory.  All Inventory is recorded on the books of the Business at
         ---------
the lower of cost or fair market value (determined in accordance with generally accepted accounting principles). All Inventory is currently located at facilities owned or operated by the Seller. Purchase commitments for raw materials and parts related exclusively to the Business are not materially in excess of normal requirements of the Business, consistent with past practice.

     (n) Customers and Suppliers.  Schedule 5(n) sets forth the name of the ten
         -----------------------
largest customers (the "Large Customers") of the Business (based on sales to such customers during the 10 months ended July 31, 2000) and the amount for which each of the Large Customers was invoiced during such period. Since January 1, 2000, the Seller has not received any notice, nor has any reason to believe, that any such Large Customers have ceased, or will cease, to purchase or use Products, or have substantially reduced, or will substantially reduce, the purchase or use of Products at any time. The Seller is current and in material compliance with respect to all of their material obligations to their Large Customers. Schedule 5(n) sets forth the name and address of the ten largest suppliers (the "Large Suppliers") of the Business (based on the Seller's good faith budgeted purchases during the fiscal year commencing September 1, 2000 from which the Seller orders raw materials, supplies and other goods and services. The Seller has not received any notice that any Large Supplier has ceased, or will cease, to supply such raw materials, supplies or other goods or services to the Business, or has substantially reduced, or will substantially reduce, the supply of such items to the Business at any time. The Seller is current and in material compliance with respect to all of their material obligations to their Large Suppliers.

     (o)  Compliance With Laws.
          --------------------

          (i) Except as set forth on Schedule 5(o), since March 1, 1999 the Business has been conducted in material compliance with all Applicable Laws, including, without limitation, all laws, regulations, ordinances and requirements relating to insurance, environmental, antitrust, consumer protection, medical device manufacturing and sale, labor and employment, zoning and land use, pension and securities matters. Since March 1, 1999, the Seller has not received any notice of any asserted past or present failure by the Seller to comply with any Applicable Laws which had or could reasonably be expected to have a Material Adverse Effect.

         (ii) Exhibits A sets forth a complete and correct list of each Product being researched, designed, developed, manufactured, distributed or sold in the Business. With respect to each Product, the Seller has obtained all applicable licenses, registrations, approvals, clearances and authorizations (including, without limitation, all applicable "510(k)" pre-market notifications pursuant to 21 C.F.R. Part 807, Subpart E, and Part 814) required by any governmental authority which regulates the safety, effectiveness and market clearance for such Product and that are necessary for such Product to be manufactured, distributed and sold by the Seller in the jurisdictions in which it is distributed and sold, except to the extent the failure to have obtained any such license, registration, approval, clearance or authorization would not have a Material Adverse Effect. Schedule 5(o) contains a complete and current list of all countries and other jurisdictions in which such licenses, registrations, approvals, clearances, and authorizations have been applied for or obtained by the Seller, and identifying the name of the Person that applied for or holds the same and the expiration date thereof.

       (iii) Seller has not engaged in any unfair labor practice, and there exists no basis for the assessment of any unpaid wages with respect to any Transferred Employee. There is no unfair labor practice complaint pending or, to Seller's Knowledge, threatened against Seller before the National Labor Relations Board or any state or local governmental agency with respect to Seller and any of the Transferred Employees. None of the Transferred Employees are covered by a collective bargaining agreement or, to the Seller's Knowledge, no union representation or organization campaign or effort exists with respect to any such employees nor are any of such employees members of any union. No Transferred Employee has asserted any claim against Seller alleging discrimination, sexual harassment or any other misconduct by Seller or any of its officers, directors, employees or agents and to Seller's Knowledge, there is no valid basis for such a claim.

     (p) Product Warranty and Liability.  Schedule 5(p) sets forth complete and
         ------------------------------
correct lists of (i) all warranties applicable to Products, (ii) all Product recalls with respect to Products during the past five (5) years and the dates, if any, such recalls were closed, and (iii) all Product complaints with respect to Products that are open as of the date hereof or that were closed at any time after January 1, 1998, and the dates such complaints were closed. Except as set forth on Schedule 5(p), there are no outstanding Product recalls or Product complaints with respect to the Products, and to the Seller's Knowledge, there is no basis for any present or future Product recall or Product complaint with respect to any Products. The parties acknowledge and agree that the Purchaser is not assuming, nor will the Purchaser be responsible for, any Losses (as defined in Section 11(a) below) incurred with respect to the Product recalls or Product complaints listed on Schedule 5(p), such matters being Excluded Liabilities under Section 2(b). The performance of the Products will not be adversely affected by dates after the commencement of the year 2000.

     (q) Insurance.  The insurance policies maintained by the Seller for the
         ---------
benefit of or in connection with the Purchased Assets and the Business are in full force and effect, and all premiums due thereon have been paid through the date hereof. The insurance coverage provided by such insurance policies is reasonably adequate and customary for the Business. No notice or other communication has been received by the Seller from any insurance company canceling or materially amending any of its insurance policies and, to the Seller's Knowledge, no such cancellation or amendment is threatened.

     (r) Net Assets. As of August 31, 2000, the total tangible net assets of the
         ----------
Seller (excluding intercompany liabilities owing to Affiliates) on an unconsolidated book value basis was not less than $600,000,000.

     (s) Employee Compensation and Benefits.  Schedule 13(h) contains a complete
         ----------------------------------
and accurate list of all of the Transferred Employees (as defined in Section 13(h) below), together with the current annual salaries or wage rates of all such persons. Schedule 5(s) lists all employee benefit plans of the Seller (written or otherwise) applicable to the Transferred Employees (together, the "employee benefit plans") including, without limitation, any employment agreement or any pension, retirement, profit-sharing, bonus, stock option, incentive, deferred compensation, welfare or other plan, contract, arrangement or practice in which one or more of the Transferred Employees participates or is eligible to participate, any employee benefit plan described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any plan, practice or arrangement, whether or not reduced to writing, that constitutes a "fringe benefit" plan, vacation plan or policy, sick leave program, medical, disability or life insurance plan. The Seller has not established and does not maintain or have any plan, program, arrangement or other obligation to provide post-retirement medical benefits to any Transferred Employee (with the sole exception of continued benefits as may be required under sections 601-608 of ERISA). All employee benefit plans listed in Schedule 5(s) have been operated in compliance with their terms and with ERISA, the Code and the regulations promulgated thereunder (to the extent applicable), as well as with all other applicable federal, state and local statutes, ordinances and regulations, except where the failure to do so would not have a Material Adverse Effect.

     Section 6.  Representations and Warranties of the Purchaser.
                 -----------------------------------------------

     The Purchaser represents and warrants to the Seller as follows:

     (a) Due Organization.  The Purchaser is a corporation duly organized,
         ----------------
validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to enter into this Agreement, the Additional Agreements to which it is a party and the other instruments and agreements to be delivered by it hereunder, and to consummate the transactions contemplated hereby and thereby.

     (b) Authorization.  The execution and delivery by the Purchaser of this
         -------------
Agreement, the Additional Agreements to which it is a party, and the other instruments and agreements to be delivered by it hereunder, and the performance by it of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on its part, and this Agreement, the Additional Agreements and all other such instruments and agreements delivered or to be delivered by the Purchaser in connection with the transactions contemplated hereby are, or (when executed and delivered in accordance herewith) will be, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

     (c) Non-Contravention.  Neither the execution and delivery of this
         -----------------
Agreement and the Additional Agreements by the Purchaser nor the performance by the Purchaser of its obligations hereunder and thereunder will, or with the giving of notice or the lapse of time, or both, would:

         (i) conflict with, result in a breach of, or constitute a default under, any provision of the Purchaser's charter or by-laws, or of any contract, indenture, lease, sublease, loan agreement, Lien or other obligation or liability to which the Purchaser is a party or by which it is bound; or

        (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to or by which it or its properties are bound.

     (d) Litigation.  There is no litigation, arbitration, claim, governmental
         ----------
or other investigation or proceeding (formal or informal) involving the transactions contemplated hereby pending or, to the knowledge of the Purchaser, threatened, against the Purchaser, and to the knowledge of the Purchaser there exists no bases or grounds for any of the foregoing.

     (e) No Broker.  No agent, broker, person or firm acting on behalf of the
         ---------
Purchaser or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with this Agreement or any of the transactions contemplated hereby.

     (f) Consents of Third Parties.  Except as set forth on Schedule 6(f)
         -------------------------
attached hereto, no consent, approval or agreement of any Person, party, court, government or entity is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement, or the other instruments and agreements provided herein or the consummation of the transactions contemplated hereby.

     (g) Financing.  The Purchaser has sources of funds available to it
         ---------
sufficient to pay the Cash Purchase Price on the Closing Date and all other fees and expenses payable by the Purchaser in connection with the consummation of the transactions contemplated herein.

     Section 7.  Covenants of the Seller Pending the Closing.
                 -------------------------------------------

     The Seller covenants and agrees that between the date of this Agreement and the Closing or termination of this Agreement prior to Closing:

     (a) The Seller will not take any action, or omit to take any action, which action or omission would make any of the representations and warranties of the Seller untrue or incorrect in any material respect at the Closing Date, and will not undertake any course of action inconsistent with this Agreement, or which would render any of the conditions to Closing by any of the other parties unable to be satisfied at or prior to the Closing Date.

     (b) Subject to the provisions of Section 16, the Purchaser and its officers, employees, and other agents, including accountants and counsel, shall have reasonable access to all of the assets, contracts, operations, books of account, records, permits, franchises, plans and other business records of the Seller related exclusively to the Business, at reasonable times during business hours, for the purpose of examining and inspecting the same and making copies of and extracts from such records and documents. Inspections, investigations or the receipt of information shall not constitute a waiver of any representation, warranty, covenant or condition contained in this Agreement.

     (c) The Seller will carry on the Business in the ordinary course, consistent with past practice and will use commercially reasonable efforts to preserve intact the present business organization and preserve the relationships with Persons having business dealings with the Seller in connection with the Business. Without the Purchaser's prior written consent, the Seller shall not:

         (i) sell or transfer any assets or properties of the Business, except for sales of Inventory made in the ordinary course of business;

        (ii) cause or permit to exist any Lien on any assets or properties of the Business;

       (iii) (A) enter into any agreement that would constitute a Material Contract, or (B) amend, modify or terminate any Assigned Contract, or (C) enter into any transactions with Affiliates relating to the Business that would be an Assumed Liability;

        (iv) alter in any material respect the manner of keeping books of account or records or the accounting practices therein reflected in connection with the conduct of the Business;

         (v) cause any material change in the manner that the Seller conducts the Business;

        (vi) change in any material respect (A) inventory or manufacturing policies, practices or schedules, (B) discount, rebate or return programs, (C) collection practices, (D) sales, promotion and advertising programs, practices or budgets or (E) capital expenditure, maintenance and repair programs, practices or budgets;

          (vii) bill customers for Products ordered but not shipped prior to the Closing Date; or

         (viii) take any material action not consistent with the past practices of the Seller or the Business in the ordinary course.

     (d) The Seller will use all reasonable efforts to (i) promptly make all filings and seek to obtain all authorizations required under Applicable Laws with respect to the transactions contemplated hereby and by the Additional Agreements and will cooperate with the Purchaser with respect thereto, (ii) promptly take or cause to be taken all other actions necessary, proper or appropriate to satisfy the conditions set forth in Section 10 and to consummate and make effective the transactions contemplated by this Agreement and the Additional Agreements on the terms and conditions set forth herein and therein as soon as practicable, and (iii) not take any action that would reasonably be expected to impair the ability of the Seller to consummate the transactions contemplated by this Agreement and the Additional Agreements by the Closing Date. The reasonable efforts of the Seller shall include, without limitation, good faith response, in cooperation with the Purchaser, to all requests for information, documentary or otherwise, by any governmental agency.

     (e) From the date hereof through the Closing Date, the Seller shall not, nor will it permit its Affiliates, shareholders, officers, directors, employees, agents or other representatives to, directly or indirectly, solicit, initiate or encourage the submission of inquiries, proposals or offers from, engage in any discussions with, or provide any non-public information to any person with respect to any Acquisition Proposal. The term "Acquisition Proposal" means any proposal for a transaction involving the acquisition by a third party (directly or indirectly) of all or a substantial portion of the Purchased Assets or any interest in the Business. The Seller will promptly communicate to the Purchaser in writing the fact that it has received any proposal or inquiry regarding an Acquisition Proposal.

     Section 8.  Covenants of the Purchaser Pending the Closing.
                 ----------------------------------------------

     The Purchaser hereby covenants and agrees that between the date of this Agreement and the Closing or termination of this Agreement prior to the Closing:

     (a) the Purchaser will not take any action, or omit to take any action, which action or omission would make any of its representations and warranties untrue or incorrect in any material respect at the Closing Date, and will not undertake any course of action inconsistent with this Agreement, or which would render any of the conditions to Closing by any of the other parties unable to be satisfied at or prior to the Closing Date.

     (b) the Purchaser will use all reasonable efforts to (i) promptly make all filings and seek to obtain all authorizations required under Applicable Laws with respect to the transactions contemplated hereby and by the Additional Agreements and will cooperate with the Seller with respect thereto, (ii) promptly take or cause to be taken all other actions necessary, proper or appropriate to satisfy the conditions set forth in Section 9 and to consummate and make effective the transactions contemplated by this Agreement and the Additional Agreements on the terms and conditions set forth herein and therein by the Closing Date, and (iii) not take any action that would reasonably be expected to impair its ability to consummate the transactions contemplated by this Agreement and the Additional Agreements at the earliest practicable time. The reasonable efforts of the Purchaser shall include, without limitation, good faith response, in cooperation with the Seller, to all requests for information, documentary or otherwise, by any governmental agency; but shall not include any obligation to make any changes to Purchaser's actual or intended business, business plans, personnel or other matters pertaining to the manner in which Purchaser conducts or intends to conduct its business.

     Section 9.  Conditions Precedent to Closing by the Seller.
                 ---------------------------------------------

     The obligations of the Seller to sell the Purchased Assets and to consummate the transactions contemplated hereby are subject, at its sole option, to the fulfillment prior to or at the Closing of each of the following conditions:

     (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied or performed by the Purchaser on or before the Closing Date shall have been complied with, satisfied and performed in all material respects.

     (b) All of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date.

     (c) The Seller shall have received a certificate, signed by the President or any Vice President of the Purchaser and dated as of the Closing Date, stating that (i) all of its representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing Date, (ii) all of the agreements and covenants set forth in this Agreement to be satisfied, complied with and performed by the Purchaser on or prior to the Closing Date have been satisfied, complied with and performed in all material respects, and
(iii) all of the conditions set forth in this Section 9 have been fulfilled.

     (d) The Purchaser shall have delivered the consideration set forth in
Section 3 to the Seller.

     (e) The following instruments and agreements (the "Additional Agreements") shall have been duly executed and delivered by the appropriate parties:

         (i) An assignment and assumption of liabilities agreement between the Purchaser and the Seller, substantially in the form attached hereto as Exhibit B;

        (ii) A Manufacturing and Supply Agreement relating to the manufacture and supply of certain components by the Seller to the Purchaser, substantially in the form attached thereto as Exhibit C (the "Manufacturing and Supply Agreement");

       (iii) A Patent License Agreement (the "Patent License Agreement") relating to the license to the Seller of rights to use certain patents of the Seller in connection with the sale of Products, substantially in the form attached hereto as Exhibit D; and

       (iv) A Transition Services Agreement (the "Transition Services Agreement") relating to certain transition services pertaining to the operation of the Business to be performed by the Seller for the Purchaser, substantially in the form attached hereto as Exhibit E.

        (v) An Industrial Lease (the "Lease") relating to the lease by the Seller to the Purchaser of certain portions of the Seller's facility at Route 40, Argyle, New York, substantially in the form attached hereto as Exhibit F.

     (f) The Seller shall have received a certificate signed by the Secretary or Assistant Secretary of the Purchaser and dated as of the Closing Date, certifying as to (i) the due adoption by the Purchaser's Board of Directors of resolutions authorizing this Agreement, the Additional Agreements to which it shall be a party and all other agreements and instruments to be delivered by such party hereunder, and the consummation of the transactions contemplated hereby and thereby, and (ii) the incumbency and signatures of signing officers.

     (g) All consents, approvals and authorizations, including the expiration or termination of the waiting period under the HSR Act (if applicable), and registrations, qualifications or filings, required to have been made or obtained by the Purchaser from any governmental authorities to permit the consummation by the Purchaser of the transactions contemplated hereby shall have been made or obtained, except for such consents, approvals, authorizations registrations, qualifications or filings which if not made or obtained would not have a Material Adverse Effect.

     (h) The United States Federal Trade Commission (the "FTC") shall have accepted, subject to final approval, an Agreement Containing Consent Order ("Consent Agreement") with respect to the Merger of Mallinckrodt, Inc. with and into EVM Merger Corp. (a second-tier subsidiary of Tyco International Ltd.) indicating that Seller should divest the Purchased Assets to the Purchaser within ten (10) days of the Public Record Date (as defined in the Consent Agreement), in a form reasonably satisfactory to Seller.

     (i) No action or proceeding before a court or other governmental body shall be pending or threatened in writing by any government or agency thereof, or by any other third party, to restrain or prohibit the consummation of the transactions contemplated hereby.

     (j) The Seller shall have received from the Purchaser's counsel an opinion reasonably satisfactory to the Seller, as to the matters set forth in Sections 6(a) and (b).

     Section 10.  Conditions Precedent to Closing by the Purchaser.
                  ------------------------------------------------

     The obligations of the Purchaser to purchase the Purchased Assets and to consummate the transactions contemplated hereby are subject, at its sole option, to the fulfillment prior to or at the Closing of each of the following conditions:

     (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied or performed by the Seller on or before the Closing Date shall have been complied with, satisfied and performed in all material respects.

     (b) All of the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date.

     (c) The Purchaser shall have received a certificate, signed by the President or any Vice President on behalf of the Seller and dated as of the Closing Date, stating that (i) all of its representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing Date, (ii) all of the agreements and covenants set forth in this Agreement to be satisfied, complied with and performed by the Seller on or prior to the Closing Date have, been satisfied, complied with and performed in all material respects, and (iii) all of the conditions set forth in this Section 10 have been fulfilled.

     (d) The Seller shall have duly executed and delivered each of the Additional Agreements to which it is a party.

     (e) The Purchaser shall have received certificates, signed by the Secretary or Assistant Secretary of the Seller and dated as of the Closing Date, certifying as to (i) the due authorization of the Seller to enter into and perform its obligations under this Agreement, the Additional Agreements to which it shall be a party and all other agreements and instruments to be delivered by the Seller hereunder, and (ii) the incumbency and signatures of signing officers.

     (f) All consents, approvals and authorizations, including the expiration or termination of the waiting period under the HSR Act (if applicable), and registrations, qualifications or filings, required to have been made or obtained by the Seller from any governmental authorities to permit the consummation by the Seller of the transactions contemplated hereby shall have been made or obtained, except for such consents, approvals, authorizations, registrations, qualifications or filings which if not made or obtained would not have a Material Adverse Effect.

     (g) The FTC shall have accepted, subject to final approval, the Consent Agreement in a form reasonably satisfactory to Purchaser.

     (h) Since the date of this Agreement, there shall not have occurred any event, circumstance or occurrence which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (i) No action or proceeding before a court or other governmental body shall be pending or threatened in writing by any government or agency thereof to restrain or prohibit the consummation of any of the transactions contemplated hereby.

     (j) The Purchaser shall have received from the Seller appropriate bills of sale and assignments, reasonably satisfactory to the Purchaser, to transfer the Purchased Assets to the Purchaser.

     (k) The Purchaser shall have received from Seller's counsel an opinion reasonably satisfactory to the Purchaser, as to the matters set forth in Sections 5(a), (b) and (c).

     Section 11.  Indemnification.
                  ---------------

     (a) The parties shall be entitled to rely upon the representations and warranties of the other parties set forth in this Agreement, and except as otherwise specifically provided herein, such representations and warranties shall survive the Closing and remain in full force and effect for a period of eighteen (18) months after the Closing; provided that all representations and warranties for which a timely claim of breach has been made shall survive until the claim is finally resolved; and provided further, that the representations
                                   -------- -------
and warranties set forth in Section 5(b) and the first sentence of Section 5(e) shall survive indefinitely. All covenants and agreements set forth herein (other than representations and warranties) shall survive indefinitely.

     (b) The Seller hereby agrees to indemnify and hold harmless the Purchaser and its officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the "Purchaser Indemnified Parties"), from and against any loss, liability, claim, damage or expense (including reasonable attorneys' fees and expenses) (a "Loss") suffered or incurred by any such indemnified party based upon, arising out of or resulting from any of the following:

          (i) Any breach of any representation or warranty of the Seller contained in this Agreement;

         (ii) Any breach of any covenant of the Seller contained in this Agreement;

        (iii) Noncompliance with any so-called bulk sales law of any state applicable to the transactions contemplated hereby; and

        (iv)  Any Excluded Liability.

     (c) The Purchaser hereby agrees to indemnify and hold harmless the Seller and its officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the "Seller Indemnified Parties"), from and against any Loss suffered or incurred by any such indemnified party based upon, arising out of or resulting from any of the following:

         (i) Any breach of any representation or warranty of the Purchaser contained in this Agreement;

        (ii) Any breach of any covenant of the Purchaser contained in this Agreement;

       (iii) Assumed Liabilities; and

        (iv) Any liability or obligation arising out or resulting from the conduct of the Business from and after the Closing Date.

  (d)   Promptly after any Person entitled to indemnification under this
Section 11 (the "Indemnified Party") has received notice of or has knowledge of any claim against the Indemnified Party by a Person not a party to this Agreement (a "Third Person") or the commencement of any action or proceeding by a Third Person, it shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations under this Section 11, except to the extent (and only to the extent) that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim and, if possible, a reasonable estimate of the Loss. Subject to this
Section 11(d), the Indemnifying Party shall have right to defend, at its own expense and by its own counsel, which counsel must be reasonably satisfactory to the Indemnified Party, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, but only if the Indemnifying Party acknowledges to the Indemnified Party its obligations to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. The Indemnified Party shall have the right to participate in (but not control) any matter through counsel of its own choosing at its own expense. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim, such settlement shall require as terms thereof that (i) the Third Person deliver to the Indemnified Party an unconditional and absolute release from all liability in respect of such claim and (ii) the Indemnified Party shall have approved such settlement. If the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person's claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim. If (i) the Indemnifying Party does not or is not permitted to undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, (ii) there is a conflict of interest which prevents counsel for the Indemnifying Party from representing the Indemnified Party or (iii) the Indemnifying Party fails to diligently pursue such defense, then, in each case, the Indemnified Party may undertake and control such defense through counsel of its choice, at the cost and expense of the Indemnifying

Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses as incurred by the Indemnified Party in connection therewith. Notwithstanding anything herein to the contrary, in no event may the Indemnifying Party accept any settlement of a Third Person claim to the extent that such settlement would have a material adverse effect on the ability of the Indemnified Party to continue its business as then being conducted.

     (e) Anything to the contrary contained herein notwithstanding, neither the Purchaser Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to recovery from the Indemnifying Party with respect to (i) any inaccuracy or breach of any representation or warranty in Sections 5 or 6 hereof (other than pursuant to Section 5(b) and the first sentence of Section 5(e)), as applicable, unless and until the aggregate amount of such Losses suffered, sustained or incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, by reason of such inaccuracy or breach, shall exceed two and one-half percent (21/2%) of the Cash Purchase Price calculated on a cumulative basis and not on a per item basis (the "Basket Amount"), and then only with respect to the excess over the Basket Amount, but in no event shall either the Seller, on the one hand, or the Purchaser, on the other hand, be liable to the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, in each case in an aggregate amount in excess of $5,250,000 of the Cash Purchase Price and (ii) any inaccuracy or breach of any representation or warranty in
Section 5(b) or the first sentence in Section 5(e) in an aggregate amount in excess of the Cash Purchase Price.

     Section 12.  Termination of Agreement.
                  ------------------------

     (a) This Agreement may be terminated at any time prior to the Closing:

         (i)   by mutual written consent of the parties hereto;

         (ii) by the Seller, on the one hand, or by the Purchaser, on the other hand, if the Closing shall not have been consummated on or prior to November 30, 2000 or such later date, if any, as the Purchaser and the Seller shall agree in writing (the "Termination Date"); provided that the terminating party shall not then be in breach of any of its obligations hereunder; and

        (iii) by the Seller, on the one hand, or by the Purchaser, on the other hand, in the event of a material breach or default by the other party hereto of any provision of this Agreement and such breach is not capable of being cured by the Termination Date.

     (b) Upon termination of this Agreement as provided in paragraph (a) above, all obligations of the parties hereunder shall terminate, but such termination will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party which occurs prior to such termination with respect to any of its representations, warranties, covenants or agreements contained in this Agreement. The provisions of this Section 12 and of Sections 16, 17 and 19 shall survive the termination of this Agreement.

     Section 13.  Additional Covenants and Agreements.
                  -----------------------------------

     (a) Books, Records and Information.
         ------------------------------

         (i) The Purchaser agrees that all documents delivered to the Purchaser by the Seller pursuant to this Agreement and all documents of the Business shall after the Closing be open for inspection by representatives of the Seller at any time during regular business hours for reasonable and necessary purposes until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section 13(a)(ii) hereof and that the Seller may during such period at its expense make such copies thereof as it may reasonably request. The Seller agrees that all documents that are retained by the Seller after the Closing Date and that are related to the Business (other than tax records of the Seller) shall be open for inspection by representatives of the Purchaser at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 13(a)(ii) hereof and that the Purchaser may during such period at its expense make such copies thereof as it may reasonably request.

         (ii) Without limiting the generality of Section 13(a)(i), for a period ending on the sixth anniversary of the Closing Date, neither the Purchaser nor the Seller shall destroy or give up possession of any item referred to in
Section 13(a)(i) hereof without first offering to the other the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of them as it deems fit.

        (iii) Without limiting the generality of Sections 13(a)(i) and (ii), the Purchaser agrees to cooperate with the Seller in the Seller's defense of any litigation, arbitration, claim, investigation or proceeding relating to the operation of the Business prior to Closing (including, without limitation, the litigation described on Schedule 5(i) attached hereto). Such cooperation shall include making available employees of the Purchaser engaged in the operation of the Business after the Closing for such purposes as may be reasonably requested by the Seller in connection with such defense (including, without limitation, interviews and depositions). The Seller agrees to reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in providing such services to the Seller.

     (b)  Tax Matters.
          -----------

          (i) The Seller shall be solely responsible for and shall indemnify and hold harmless the Purchaser for all Taxes with respect to the Seller or the Business for or pertaining to all periods up to and including the Closing Date, and the Purchaser shall be responsible for and indemnify and hold harmless the Seller for all Taxes with respect to the Business for or pertaining to all periods thereafter, except that any Taxes imposed upon the ownership of property on a particular date, or similar tax, shall be prorated over the period ending on the Closing Date and the period thereafter. Any claim for indemnification hereunder shall be subject to the procedures set forth in Section 11(d) hereof.

        (ii) The Purchaser and the Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of their respective federal income tax returns. Prior to the Closing, the Purchaser and the Seller shall agree upon an allocation of the Purchase Price among the Purchased Assets in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Unless otherwise required by a determination within the meaning of Section 1313 of the Code (or a counterpart provision of foreign, state or local law), all foreign, federal, state and local income tax returns filed by the Purchaser and the Seller shall be filed consistently with that allocation.

    (c) Collection of Accounts Receivable.  Except as provided in the
         ---------------------------------
Transition Services Agreement, the Seller will be solely responsible for collecting all accounts receivable arising from the Business and outstanding as of the date immediately prior to the Closing Date. Except as provided in the Transition Services Agreement, the Purchaser shall have no obligation whatsoever to collect such accounts receivable, but shall provide such assistance as may be reasonably requested by the Seller, provided that the Seller shall reimburse the Purchaser for all cost and expense related thereto. The Seller covenants and agrees that it will not take any action in connection with the collection of accounts receivable arising from the Business that would reasonably be expected to impair, injure or jeopardize the commercial relationship between the Purchaser and any account debtor of the Seller, who is also a customer of the Purchaser. Any and all accounts receivable arising from or relating to Products shipped to customers on and after the Closing Date shall be owned by the Purchaser.

     (d) License for Packaging Materials.  Effective upon Closing, the Seller
         -------------------------------
hereby grants the Purchaser a fully paid, non-exclusive license with respect to any tradenames or trademarks on the packaging materials that are part of the Inventory, which license shall expire eighteen (18) months following the Closing Date.

     (e)  License of Sheridan Trademark.  Effective upon Closing, the Purchaser
          -----------------------------
hereby grants to the Seller a fully paid, non-exclusive license to use the "Sheridan" trademark (the "Licensed Mark") in connection with the marketing and sale of any products (other than Products) marketed and sold by the Seller under the Licensed Mark as of the date hereof, which license shall expire eighteen
(18) months following the Closing Date. Seller shall maintain the same quality and quality control standards on all products sold under and/or bearing the Licensed Mark pursuant to this license as it has in the six (6) months preceding the date hereof. It is understood and agreed that Purchaser is the sole and exclusive owner of all right, title and interest in and to the Licensed Mark. Nothing contained in this paragraph shall be construed as a sale, assignment or other transfer to Seller of any right, title or interest in and to the Licensed Mark. Seller shall not use the Licensed Mark other than as permitted hereunder. Seller agrees that in using the Licensed Mark, it will in no way represent that it has any right, title or interest in or to the Licensed Mark other than those rights expressly granted under the terms of this paragraph. Seller agrees to assign and hereby assigns all right, title and interest, if any, accruing in the Licensed Mark as a result of its use hereunder, including all goodwill appurtenant thereto, to Purchaser. Seller may not use any of the trademarks or copyrights identified on Schedule 1(a)(iii) hereto, including without limitation the Licensed Mark, anywhere in the world except as expressly permitted in this paragraph.

     (f)  FTC Consent Agreement. If the Closing shall have occurred prior to the
          ---------------------
date the Consent Agreement becomes final, and if the FTC notifies the Seller that the Purchaser is not an acceptable acquiror of the Purchased Assets or the manner in which the sale of the Purchased Assets was accomplished is not acceptable, then the Closing shall be immediately annulled and the parties shall be put in the same position relative to the Purchased Assets, the Assumed Liabilities and each other as they were in prior to the execution of this Agreement. The Purchaser acknowledges that the Seller shall in such event be under an obligation to divest the Purchased Assets within six (6) months from the date the Consent Agreement becomes final, absolutely in good faith, at no minimum price, to an acquiror that receives the prior approval of the FTC and only in a manner that receives the prior approval of the FTC. The parties hereto shall cooperate with each other in good faith in connection with rescinding the sale of the Purchased Assets to Purchaser, as contemplated herein.

     (g)  Sheridan Earnout.
          ----------------

          (i) The parties hereto acknowledge that the Seller has continuing obligations under that certain Asset Purchase Agreement, dated as of September 23, 1994 (the "Sheridan Agreement"), by and among the Seller (as successor-in-interest to The Kendall Company), Sheridan Catheter Corp. and David S. Sheridan ("Sheridan"), which require the Seller to make certain payments to Sheridan if the combined sales of Products and certain other products sold by the Seller exceed certain levels during the calendar years 2000, 2001 and 2002 (the "Earnout Years"). The Purchaser agrees to make available to the Seller such information, and otherwise cooperate with the Seller, as may be required to enable the Seller to satisfy its obligations under the Sheridan Agreement. Without limitation to the foregoing, the Purchaser agrees to deliver to the Seller within fifteen days after the end of each Earnout Year a written report of its calculation of Net Sales (as defined below) during the such Earnout Year (the "Report"). The Purchaser shall keep full and true records of the Net Sales. For a period of forty-five (45) days after the delivery of each Report, the Seller, Sheridan and their respective representatives shall have reasonable access upon prior reasonable notice to inspect the books and records of the Purchaser for the purposes of verifying that the Reports are accurate; provided however, that the Seller and Sheridan may each request access no more than once per Earnout Year. It shall be a condition precedent to Sheridan's right to inspect any books and records of the Purchaser that Sheridan shall have executed and delivered to the Purchaser a confidentiality agreement reasonably acceptable to the Purchaser.

          (ii) In accordance with the terms of Section 16(b), the Seller agrees to keep confidential the Reports and any other information provided to the Seller pursuant to this Section 13(g), provided that such information may be provided to Sheridan and its representatives pursuant to the Sheridan Agreement. The Seller agrees that such Reports and information will only be made available to those of its employees in its finance, accounting and legal departments who are responsible for the preparation of the reports that Seller is required to provide to Sheridan under the Sheridan Agreement. In no event shall the Seller permit such Reports and information to be seen or otherwise made available to any of its employees engaged in sales and marketing activities.

          (iii) For purposes of this Section 13(g), the term "Net Sales" shall mean gross revenues of the Purchaser for the Products (including any and all modifications, improvements, updates or lines extensions of such Products) computed in accordance with generally accepted accounting principles applied consistently less credits for returned goods, discounts, rebates, and group fees. Net Sales shall not include any transfer between the Purchaser and any of its Affiliates for resale but shall include the resale from an Affiliate to an independent third party. With respect to Combination Products (defined below), Net Sales shall be equal to the total net sales of the Combination Product multiplied by a fraction, the numerator of which shall be the actual cost of the Product included in such Combination Product and the denominator of which shall be the actual cost of such Product and all other devices or products included in the Combination Product. For purposes of this Section 13(g), the term "Combination Product" means a Product that is sold in combination with or as a part of other devices or products, for example as part of a kit or tray.

     (h)  Employee and Employee Benefits Matters.
          --------------------------------------

          (i) Employment Status.  The Sellers and the Purchaser agree that,
              -----------------
effective immediately following the Closing, each of the employees listed on

Schedule 13(h) (collectively, the "Transferred Employees") shall be deemed
--------------
terminated by the Seller and hired by the Purchaser. The Purchaser agrees that each of the Transferred Employees shall be hired at the salary of such Transferred Employee in effect as of the Closing Date. Between the date hereof and the Closing Date, the Purchaser agrees not to increase the salary of any Transferred Employee, except for increases in the ordinary course of business at levels consistent with past practice. The parties hereto understand and agree that, to the maximum extent permitted by applicable law, such employment shall continue to be employment at will.

          (ii) Employee Benefits; Crediting of Service.  The Purchaser shall
               ---------------------------------------
provide to each of the Transferred Employees, employee benefits that are, on the whole, substantially equivalent to those provided by the Seller to such Transferred Employee during the term of the Lease. The Purchaser shall grant and shall continue to grant to all of the Transferred Employees under all of its employee benefit plans in which the Transferred Employees are or will be eligible to participate, all service with the Business (whether employed by Tyco Healthcare or its predecessor) credited to them as of the Closing Date in respect of employee benefits for all purposes under such plans. The Purchaser shall credit to each Transferred Employee all accrued vacation time as of the Closing Date; provided, however, that the Seller shall reimburse the Purchaser for the actual value of such accrued vacation time. The Seller agrees to cause each Transferred Employee to become fully vested in his or her account under the Seller's 401(k) plan as of the Closing Date. The Seller agrees to cooperate with the Purchaser to effect the rollover of such accounts to the Purchaser's 401(k) plan, to the extent that Transferred Employees elect to make such rollovers.


          (iii)  Severance.  The Purchaser agrees to provide Severance Benefits
                 ---------
(as defined below) to any Transferred Employee who is terminated within one year following the Closing Date; provided, however, that the Purchaser shall have no obligation to pay Severance Benefits to any Transferred Employee who retires, voluntarily quits, refuses intercompany reassignments, is terminated for cause or is terminated due to unsatisfactory work performance. As used herein, the term Severance Benefits shall mean (i) with respect to salaried employees having an annual base salary of less than $60,000, a payment equal to one and one-half weeks base pay for each year of service to the Purchaser, the Seller and its predecessor (Sheridan Catheter Corp.), with a minimum payment of eight weeks base pay and a maximum payment of fifty-two weeks base pay, (ii) with respect to salaried employees having an annual base salary of $60,000 or more, a payment equal to two weeks base pay for each year of service to the Purchaser, the Seller and its predecessor (Sheridan Catheter Corp.), with a minimum payment of ten weeks base pay and a maximum payment of fifty-two weeks base pay, (iii) with respect to hourly employees, a payment of one week base pay for each year of service to the Purchaser, the Seller and the Seller's predecessor (Sheridan Catheter Corp.), with a minimum of four weeks base pay and a maximum of 26 weeks base pay and (iv) with respect to all Transferred Employees, reasonable outplacement services.

     (i)  Non-Solicitation; Transitional Cooperation.
          ------------------------------------------

          (i) The Seller hereby agrees that any violation on the part of itself or any of its Affiliates of any terms of the Consent Agreement pertaining to non-solicitation of any existing customers of the Business shall be deemed a violation of this Agreement, for which the Purchaser may pursue all available remedies at law or in equity.

          (ii) The Seller hereby agrees that from the Closing Date until twelve
(12) months thereafter, neither the Seller nor the any of its Affiliates will utilize Sheridan Sales Employees (as defined below) to market or promote endotrachael tube products of the type included in the Business to any customer of the Business as of the Closing Date located in Germany, France, Spain, Japan and Mexico. For purposes hereof, the term Sheridan Sales Employees shall mean all sales and marketing employees of the Seller and its Affiliates as of the date hereof who directly participated in the marketing or promotion of the Products within the 12 (twelve) months prior to the Closing Date.

         (iii) To the extent that the Business is making sales of Products outside of the United States pursuant to any public tenders awarded to the Seller, the Seller agrees to consent to the transfer of such public tender and the sales thereunder to the Purchaser.

          (iv) Upon the Purchaser's request, the Seller and the Purchaser shall jointly prepare and distribute one or more mutually acceptable forms of notice letters to customers of the Business and distributors of Products, including both domestic and international customers and distributors. The Purchaser may request that such notices be distributed prior to the Closing Date, provided that in such case, the Seller shall distribute such notices without disclosing the identity of the recipients to the Purchaser until the Closing, and such notices shall provide that the instructions therein may be rescinded by either the Seller or the Purchaser at any time prior to the expected date of Closing set forth in such notice.

          (v) From and after the Closing, the Seller and its Affiliates shall, and shall use commercially reasonable efforts to cause their third party representatives to, cooperate with the Purchaser and its Affiliates to effect the transfer of any contract rights, licenses, permits, Product registrations (to the extent such licenses, permits and Product registrations are transferable under applicable law) and other Purchased Assets acquired by the Purchaser pursuant to this

Agreement. For twelve (12) months following the Closing Date, the Seller and its Affiliates shall, and shall use commercially reasonable efforts to cause their third party representatives to, direct all sales inquiries related to the Business and requests for Product information to the Purchaser's customer service department.

          (vi) The Seller acknowledges and recognizes that the businesses and markets of the Seller is national and international in scope, that the Purchaser is investing substantial sums of money to acquire and promote the Business, that the Purchaser would not be doing so but for the covenants contained in this
Section 13(i), and that such covenants are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Business and are reasonable in all respects.

         (vii) If any court determines that any of the covenants set forth in this Section 13(i), or any part thereof, contained in this Agreement is invalid or unenforceable, the remainder of such covenant shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any court determines that any of the covenants set forth in this Section 13(i), or any part thereof, are unenforceable because of the duration of such provision or the product or area covered thereby, such court shall have the power, and the parties intend and desire that such court exercise such power, to reduce the duration or coverage of such provision to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Seller hereby waives any and all right to attack the validity of the covenants set forth in this Section 13(i) on the ground of the breadth of their geographic or product coverage or the length of their term.

        (viii) Each party intends to and does hereby confer jurisdiction to enforce the covenants set forth in this Section 13(i) upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions holds such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of such party that such determination not bar or in any way affect the right of the Purchaser to relief in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          (ix) The Seller hereby agrees that a violation or attempted or threatened violation of the covenants set forth in this Section 13(i), or any part thereof, by the Seller or any of its Affiliates will cause irreparable injury to the Purchaser for which money damages would be inadequate, and that the Purchaser shall be entitled, in addition to any other rights or remedies it may have, whether in law or in equity, to obtain an injunction enjoining and restraining the Seller or its Affiliates or all of them from violating or attempting or threatening to violate any provision of the covenants contained in this Section 13(i).

           (x) The Seller acknowledges that after the Closing Date the Purchaser will be free to design, manufacture, distribute and sell Products throughout the world.

     (j)  Manufacturing Support.
          ---------------------

          (i) The Purchaser acknowledges that in order for the Seller to be able to continue manufacturing a certain product not included in the Business, the Seller will need to able to continue to purchasing from Magnus Molding a 15mm connector which Magnus Molding manufactures using a mold included in the Purchased Assets. Upon the Seller's request, the Purchaser agrees to issue a written consent to Magnus Molding instructing such vendor that the Seller may continue to purchase such 15mm connector from Magnus Molding.

         (ii) If prior to the Closing Date the Seller determines that it will require support from the Purchaser to manufacture extruded tubing and provide packaging services for the Seller's continued production of an inter-uterine manipulator not included in the Business, the Purchaser agrees to execute and deliver on the Closing Date a mutually acceptable supply agreement, pursuant to which the Purchaser would agree to supply such tubing and packaging to the Seller, at a price equal to the Seller's current standard cost of such items, plus ten percent (10%), for a term not to exceed six months. The parties agree that the terms and conditions of any such supply agreement would be substantially equivalent to the terms and conditions of the Manufacturing and Supply Agreement.

     Section 14.  Remedies.
                  --------

     The Seller agrees that the Purchased Assets are unique and that the Purchaser will be irreparably harmed in the event that this Agreement, including the obligations of the Seller to sell and deliver the Purchased Assets to the Purchaser, is not specifically enforced. The parties further agree it is impossible to measure in money the damage which will accrue by reason of a refusal by the Seller to perform such obligations under this Agreement. Therefore, in the event that the Purchaser shall institute any action to enforce such obligations, the Seller hereby acknowledges that the Purchaser does not have an adequate remedy at law and that injunctive or other equitable relief will not constitute any hardship upon the Seller.

     Section 15.  Definitions.
                  -----------

     As used in this Agreement, the following terms shall have the meanings ascribed to them below:

     (a) "Affiliate" means, when used with reference to a specified party, (i) any entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified party, and (ii) any entity of which the specified party is, directly or indirectly, the owner of an equity interest of ten percent (10%) or more.

     (b) "Applicable Laws" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any governmental authority, (ii) consents of any governmental authority and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any governmental authority.

     (c) "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     (e) "Lien" means any mortgage, lien, pledge, restriction, charge, security interest, claims, encumbrance, or rights, title and interest of others.

     (f) "Material Adverse Effect" means any change, effect or circumstance that, individually or in the aggregate, is materially adverse to the business, operations, assets (including intangible assets), financial condition or results of operations of the Business taken as a whole.

     (g) "Person" means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other form of organization.

     (h) "Seller's Knowledge" means all information which one or more of the following individuals knows, or would have known after reasonable inquiry:
Sherri Cohen (Marketing), Kevin Browne (Finance), Thomas Pendergrass (Manufacturing), Amy Wendell (Business Development) and Frank Fucile (Regulatory).

     (i) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     Section 16.  Confidentiality.
                  ---------------

     (a) Prior to the Closing, neither party hereto shall disclose, or permit any of its directors, officers, employees, agents, advisors, Affiliates or representatives to disclose, the terms of any non-public confidential information of the other party hereto or any Affiliate thereof obtained in connection with such proposed transactions without the prior written consent of the other party. If the acquisition of the Purchased Assets is not consummated as provided for herein, the parties and their representatives shall, for a period of two (2) years from the date hereof, treat all information of the other parties as confidential (except to the extent that such information: (i) is now, or later comes to be, in the public domain, other than through the acts of the receiving party or its representatives in breach of this provision, (ii) can be shown to have been known by the receiving party prior to the time of disclosure to it by the other party, (iii) is later disclosed to the receiving party on a nonconfidential basis by a Person having no obligation to keep such information confidential or (iv) is independently developed, as evidenced by written records, by employees of the receiving party who did not have access to such information) and shall return to the disclosing party all copies of confidential information received during such investigation.

     (b) For a period of five (5) years following the Closing Date, the Seller will, and will cause each of their respective Affiliates, shareholders, officers, directors, employees, agents and representatives (collectively, "Representatives") to, (i) hold in strict confidence and not to disclose to any Person (including any Representatives of the Seller or any of its Affiliates employed by or performing services for any business activity of the Seller or any of its Affiliates that competes with the Business following the Closing
Date), in whole or in part, any confidential or proprietary information or data concerning the Business (collectively, the "Confidential Information") in any manner whatsoever; provided, however, that the foregoing covenant shall not
                   --------  -------
apply to (and the term "Confidential Information" shall not include) any information that is or becomes generally available to the public through no fault of the Seller or such Affiliates or Representatives and (ii) not, and not permit any of its Affiliates or their respective Representatives to, utilize any Confidential Information in any manner that is competitive or detrimental to, the Purchaser or the Business.

     (c) At the request of the Purchaser, the Seller shall use commercially reasonable efforts to enforce any confidentiality agreement entered into by the Seller (or any of its Representatives or Affiliates) and any Person to whom confidential information was provided in connection with the sale of the Business; provided, however, that the Purchaser shall promptly reimburse the
          --------  -------
Seller any cost and expense incurred by the Seller and its Representatives and Affiliates in connection with any such enforcement.

     Section 17.  Expenses.
                  --------

     Whether or not the transactions contemplated by this Agreement are consummated, each party will pay its respective expenses, including all fees and expenses of counsel, accountants and other advisors, incurred in connection with the origination, negotiation, execution and performance of this Agreement; provided, however, that the Purchaser, on the one hand, and the Seller, on the other hand, shall each pay half of all transfer taxes, sales taxes, recording or documentary taxes, stamps or other charges imposed by governmental authorities in connection with the consummation of the transactions contemplated hereby.

     Section 18.  Further Assurances.
                  ------------------

     From time to time after the execution hereof, at the request of the Purchaser and without further consideration, the Seller shall execute and deliver such other and further instruments of conveyance, assignment, transfer and consent, and take such other action as the Purchaser may reasonably request in connection with the transfer of the Purchased Assets and the Business and for the more effective consummation of the transactions contemplated hereby.

     Section 19.  No Public Announcement.
                  ----------------------

     Prior to the Closing Date, neither party shall make, or permit any of its directors, officers, employees, agents, advisors, Affiliates or representatives to make, any press release, public announcement or other public disclosure with respect to the existence of this Agreement or the Additional Agreements or the transactions contemplated hereby or thereby without the prior consent of the other party, which shall not be unreasonably withheld except as and to the extent that counsel for such party shall determine that such announcement or disclosure is required by law, rule, regulation or order of any governmental, regulatory or judicial body.

     Section 20.  Entire Agreement.
                  ----------------

     This Agreement and the Additional Agreements (including all attachments hereto and thereto) comprise the entire agreement among the parties hereto as to the subject matter hereof and thereof, and supersede all prior agreements and understandings between them relating thereto.

     Section 21.  Amendments and Waivers.
                  ----------------------

     This Agreement may not be amended or modified, except by a writing executed by the parties hereto. No waiver of the performance of any obligation of any party hereto shall be effective unless it is made in a writing signed by the party granting such extension or waiver. Unless it specifically states otherwise, no waiver shall constitute or be construed as a waiver of any subsequent breach or non-performance.

     Section 22.  Notices.
                  -------

     Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given pursuant to this Agreement shall be in writing and shall be given in person or by telecopy or by certified or registered first-class mail or internationally recognized express courier delivery service addressed as follows:

If to the Seller:        Tyco Healthcare Group LP
                         15 Hampshire Street
                         Mansfield, MA 02048
                         Attention: Vice President-Business Administration
                         Telephone:   (508) 261-8486
                         Telecopy:    (508) 261-8689

with a copy to:          Tyco Healthcare Group LP
                         15 Hampshire Street
                         Mansfield, MA 02048
                         Attention:  Law Department
                         Telephone:   (508) 261-8044
                         Telecopy:    (508) 261-8544

If to the Purchaser:     Hudson Respiratory Care Inc.
                         27711 Diaz Road
                         Temecula, CA 92589-9020
                         Attention: Chief Executive Officer
                         Telephone:   (909) 676-5611
                         Telecopy:    (909) 676-1578

with a copy to:          Riordan & McKinzie
                         300 South Grand Avenue, 29th Floor
                         Los Angeles, CA 90071
                         Attention:   Roger Lustberg, Esq.
                         Telephone:   (213) 229-8526
                         Telecopy:    (213) 229-8550

Any such address may be changed by any party by written notice to the other parties given in accordance herewith. Any notice shall be deemed to be given on the earlier of (i) actual receipt by any party or (ii) three (3) days after being deposited in the United States mail, so addressed with postage or other charges prepaid, twenty-four (24) hours after deposit with an overnight courier, or five (5) hours after confirmation of delivery by telecopy.

     Section 23.  Governing Law.
                  -------------

     This Agreement is made and shall be construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

     Section 24.  Successors and Assigns.
                  ----------------------

     This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and permitted assigns of the parties hereto, but may not be assigned by either party hereto without the prior written consent of the other.

     Section 25.  Captions.
                  --------

     Section headings and other captions are supplied herein for convenience only and shall not be deemed a part of this Agreement for any purpose.

     Section 26.  Counterparts.
                  ------------

     This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.

     Section 27.  Severability.
                  ------------

     If any term or provision of this Agreement or any of the Additional Agreements, or the application thereof to any person or circumstance, shall to any extent be overly broad, invalid or unenforceable, the remainder of this Agreement (or such Additional Agreement, as the case may be), or the application of such term or provision to persons or circumstances other than those as to which it is overly broad, invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement (or such Additional Agreement, as the case may be) shall be valid and enforced to the fullest extent permitted by law.

     Section 28.  Attorneys' Fees.
                  ---------------

     In the event of any action, suit or other proceeding arising under or in connection with the subject matter of this Agreement, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

     Section 29.  Waiver of Trial by Jury.
                  -----------------------

     Each party hereby waives the right to a trial by jury in any action, suit or proceeding under this agreement or arising out of the transactions contemplated hereby, regardless of which party initiates such action, suit or proceeding.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                              TYCO HEALTHCARE GROUP LP


                              By:  /s/ Richard Meelia
                                 -----------------------------
                                  Title:  President
                                        ----------------------



                              HUDSON RESPIRATORY CARE INC.


                              By:  /s/ Richard W. Johansen
                                 ----------------------------------
                                  Title: President and Chief
                                         Executive Officer
                                        ---------------------------


                              By:  /s/ Jay R. Ogram
                                 ----------------------------------
                                  Title:  Chief Financial Officer
                                        ---------------------------

                       SCHEDULES AND SIMILAR ATTACHMENTS
                    TO ASSET PURCHASE AGREEMENT (OMITTED)


Schedule       Description
--------       -----------

1(a)(i)        Machinery, Equipment and Other Fixed Assets
1(a)(iii)      Trademarks, Tradenames
1(a)(iv)       Patents
1(a)(v)        Material Sales Contracts
1(a)(vi)       Other Material Agreements
1(b)           Excluded Assets
5(h)           Seller's Required Consents
5(i)           Litigation
5(l)           Absence of Certain Changes
5(n)           Customers and Suppliers
5(o)           Compliance with Law
5(p)           Warranties and Products Liability
5(s)           Employee Benefits
6(f)           Purchaser's Required Consents
13(h)          Transferred Employees
Exhibit A      Products of the Business

     Upon request, the Registrant will provide the Commission with a copy of any omitted schedule or similar attachment referenced above.